AMENDED and RESTATED

SUB-ADVISORY AGREEMENT

between

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

and

GEODE CAPITAL MANAGEMENT, LLC

and

FIDELITY SALEM STREET TRUST ON BEHALF OF

FIDELITY FLEX SMALL CAP INDEX FUND

AGREEMENT AMENDED and RESTATED as of this 1st day of January, 2020, among Fidelity Salem Street Trust, a Massachusetts business trust (the “Trust”), on behalf of Fidelity Flex Small Cap Index Fund, a series portfolio of the Trust (the “Fund”), Fidelity Management & Research Company LLC, a Delaware limited liability company (“Manager”), and Geode Capital Management, LLC, a Delaware limited liability company (“Subadviser”).

WHEREAS, the Trust, on behalf of the Fund, has entered into a Management Contract with Manager (the “Management Contract”), pursuant to which Manager has agreed to provide certain management and administrative services to the Fund; and

WHEREAS, Manager desires to appoint Subadviser as investment subadviser to provide the investment advisory and administrative services to the Fund specified herein, and Subadviser is willing to serve the Fund in such capacity; and

WHEREAS, the trustees of the Trust (the “Trustees”), including a majority of the Trustees who are not “interested persons” (as such term is defined below) of any party to this Agreement, and the shareholder(s) of the Fund, have each, to the extent required, consented to such an arrangement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

I. APPOINTMENT OF SUBADVISER; COMPENSATION

1.1 Appointment as Subadviser. Subject to and in accordance with the provisions hereof, Manager hereby appoints Subadviser as investment subadviser to perform the various investment advisory and other services to the Fund set forth herein and, subject to the restrictions set forth herein, hereby delegates to Subadviser the authority vested in Manager pursuant to the Management Contract to the extent necessary to enable Subadviser to perform its obligations under this Agreement.

1.2 Scope of Investment Authority. (a) The Subadviser is hereby authorized, on a discretionary basis, to manage the investments and determine the composition of the assets of the Fund, subject at all times to (i) the supervision and control of the Trustees, (ii) the requirements of the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the rules thereunder, (iii) the investment objective, policies and limitations, as provided in the Fund’s Prospectus and other governing documents, and (iv) such instructions, policies and limitations relating to the Fund and/or the performance of oversight of the Subadviser’s duties hereunder as the Trustees or Manager may from time to time adopt and communicate in writing to Subadviser. Notwithstanding anything herein to the contrary, Subadviser is not authorized to take any action, including the purchase and sale of portfolio securities, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence.

(b) It is understood and agreed that, for so long as this Agreement shall remain in effect, Subadviser shall retain discretionary investment authority over the manner in which the Fund’s assets are invested, and Manager shall not have the right to overrule any investment decision with respect to a particular security made by Subadviser, provided that the Trustees and Manager shall at all times have the right to monitor the Fund’s investment activities and performance, require Subadviser to make reports and give explanations as to the manner in which the Fund’s assets are being invested, and, should either Manager or the Trustees become dissatisfied with Subadviser’s performance in any way, terminate this Agreement in accordance with the provisions of Section 8.2 hereof.

1.3 Appointment as Proxy Voting Agent. Subject to and in accordance with the provisions hereof, the Trustees hereby appoint Subadviser as the Fund’s proxy voting agent, and hereby delegate to Subadviser discretionary authority to vote all proxies solicited by or with respect to issuers of securities in which the assets of the Fund may be invested from time to time. Subadviser may act as the Fund’s proxy voting agent directly or

Subadviser may (in whole or in part) employ a third-party to vote proxies on behalf of the Fund, provided, however, that in either case, Subadviser shall be responsible for voting all proxies on behalf of the Fund. Upon sixty (60) days written notice to Subadviser, the Trustees may at any time withdraw the authority granted to Subadviser pursuant to this Section 1.3 to perform any or all of the proxy voting services contemplated hereby.

1.4 Governing Documents. Manager will provide Subadviser with copies of (i) the Trust’s Declaration of Trust and By-laws, as currently in effect, (ii) the Fund’s currently effective prospectus and statement of additional information, as set forth in the Trust’s registration statement under the Investment Company Act and the Securities Act of 1933, as amended, (iii) any instructions, investment policies or other restrictions adopted by the Trustees or Manager relating to its performance of oversight of the Subadviser supplemental thereto, and (iv) the Management Contract. Manager will provide Subadviser with such further documentation and information concerning the investment objectives, policies and restrictions applicable to the Fund as Subadviser may from time to time reasonably request.

1.5 Subadviser’s Relationship. Notwithstanding anything herein to the contrary, Subadviser shall be an independent contractor and will have no authority to act for or represent the Trust, the Fund or Manager in any way or otherwise be deemed an agent of any of them, except to the extent expressly authorized by this Agreement or in writing by the Trust or Manager.

1.6 Compensation. Subadviser shall be compensated for the services it performs on behalf of the Fund in accordance with the terms set forth in Appendix A to this Agreement.

II. SERVICES TO BE PERFORMED BY SUBADVISER

2.1 Investment Advisory Services. (a) In fulfilling its obligations to manage the assets of the Fund, Subadviser will:

(i) formulate and implement a continuous investment program for the Fund;

(ii) take whatever steps are necessary to implement these investment programs by the purchase and sale of securities and other investments, including the selection of brokers or dealers, the placing of orders for such purchases and sales in accordance with the provisions of paragraph (b) below and assuring that such purchases and sales are properly settled and cleared;

(iii) provide such reports with respect to the implementation of the Fund’s investment program as the Trustees or Manager shall reasonably request; and

(iv) provide advice and assistance to Manager as to the determination of the fair value of certain securities where market quotations are not readily available for purposes of calculating net asset value of the Fund in accordance with valuation procedures and methods established by the Trustees.

(b) The Subadviser shall place all orders for the purchase and sale of portfolio securities for the Fund’s account with brokers and dealers selected by Subadviser. Such brokers and dealers may include brokers or dealers that are “affiliated persons” (as such term is defined in the Investment Company Act) of the Trust, the Fund, Manager or Subadviser, provided that Subadviser shall only place orders on behalf of the Fund with such affiliated persons in accordance with procedures adopted by the Trustees pursuant to Rule 17e-1 under the Investment Company Act. The Subadviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Fund and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or other accounts over which Subadviser or its affiliates exercise investment discretion. The Subadviser is authorized to pay a broker or dealer who provided such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Subadviser and its affiliates have in respect to accounts over which they exercise investment discretion. The Trustees shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods were reasonable in relation to the benefits to the Fund.

2.2. Administrative and Other Services. (a) Subadviser will, at its expense, furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset values and shareholder accounting services).

(b) Subadviser will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and the rules thereunder. Subadviser agrees that such records are the property of the Trust, and will be surrendered to the Trust promptly upon request. The Manager shall be granted reasonable access to the records and documents in Subadviser’s possession relating to the Funds.

(c) Subadviser shall provide such information as is necessary to enable Manager to prepare and update the Trust’s registration statement (and any supplement thereto) and the Fund’s financial statements. Subadviser understands that the Trust and Manager will rely on such information in the preparation of the Trust’s registration statement and the Fund’s financial statements, and hereby covenants that any such information approved by Subadviser expressly for use in such registration and/or financial statements shall be true and complete in all material respects.

(d) Subadviser will vote the Fund’s investment securities in the manner in which Subadviser believes to be in the best interests of the Fund, and shall review its proxy voting activities on a periodic basis with the Trustees.

III. COMPLIANCE; CONFIDENTIALITY

3.1 Compliance. (a) Subadviser will comply with (i) all applicable state and federal laws and regulations governing the performance of the Subadviser’s duties hereunder, (ii) the investment objective, policies and limitations, as provided in the Fund’s Prospectus and other governing documents, and (iii) such instructions, policies and limitations relating to the Fund and/or the oversight of the Subadviser’s performance of its duties hereunder as the Trustees or Manager may from time to time adopt and communicate in writing to subadviser.

(b) Subadviser will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Trust with a copy of such code of ethics, evidence of its adoption and copies of any supplemental policies and procedures implemented to ensure compliance therewith.

3.2 Confidentiality. The parties to this Agreement agree that each shall treat as confidential all information provided by a party to the others regarding such party’s business and operations, including without limitation the investment activities or holdings of the Fund. All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Section 3.2 or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

IV. LIABILITY OF SUBADVISER

4.1 Liability; Standard of Care. Notwithstanding anything herein to the contrary, neither Subadviser, nor any of its directors, officers or employees, shall be liable to Manager or the Trust for any loss resulting from Subadviser’s acts or omissions as Subadviser to the Fund, except to the extent any such losses result from bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Subadviser or any of its directors, officers or employees in the performance of the Subadviser’s duties and obligations under this Agreement.

4.2 Indemnification. (a) Subadviser agrees to indemnify and hold the Trust and Manager harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys fees) suffered by the Trust or Manager resulting from (i) Subadviser’s breach of its duties hereunder, or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Subadviser or any of its directors, officers or employees in the performance of the Subadviser’s duties and obligations under this Agreement, except to the extent such loss results from the Trust’s or Manager’s own willful misfeasance, bad faith, reckless disregard or negligence in the performance of their respective duties and obligations under the Management Contract or this Agreement.

(b) Manager hereby agrees to indemnify and hold Subadviser harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorney’s fees) suffered by Subadviser resulting from (i) Manager’s breach of its duties under Management Contract, or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of Manager or any of its directors, officers or employees in the performance of Manager’s duties and obligations under this Agreement, except to the extent such loss results from Subadviser’s own willful misfeasance, bad faith, reckless disregard or negligence in the performance of Subadviser’s duties and obligations under this Agreement.

V. SUPPLEMENTAL ARRANGEMENTS; EXPENSES; INSURANCE

5.1 Supplemental Arrangements. Subject to the prior written consent of the Trustees and Manager, Subadviser may enter into arrangements with other persons affiliated with Subadviser to better fulfill its obligations under this Agreement for the provision of certain personnel and facilities to Subadviser, provided that such arrangements do not rise to the level of an advisory contract subject to the requirements of Section 15 of the Investment Company Act.

5.2 Expenses. It is understood that the Fund will pay all of its expenses other than those expressly stated to be payable by Subadviser hereunder or by Manager under the Management Agreement. Subadviser shall not cause the Trust or the Funds to incur any expenses, other than those reasonably necessary for Subadviser to fulfill its obligations under this Agreement, unless Subadviser has first notified Manager of its intention to do so.

5.3 Insurance. Subadviser shall maintain for the duration hereof, with an insurer acceptable to Manager, a blanket bond and professional liability (errors and omissions) insurance in amounts reasonably acceptable to Manager. Subadviser agrees that such insurance shall be considered primary and Subadviser shall assure that such policies pay claims prior to similar policies that may be maintained by Manager. In the event Subadviser fails to have in force such insurance, that failure will not exclude Subadviser’s responsibility to pay for any damages in breach hereof.

VI. CONFLICTS OF INTEREST

6.1 Conflicts of Interest. It is understood that the Trustees, officers, agents and shareholders of the Trust are or may be interested in Subadviser as directors, officers, stockholders or otherwise; that directors, officers, agents and stockholders of Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity of this Agreement or of any transactions hereunder except as otherwise provided in the Trust’s Declaration of Trust and the Certificate of Formation and Limited Liability Company Operating Agreement of Subadviser, respectively, or by specific provisions of applicable law.

VII. REGULATION

7.1 Regulation. Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may reasonably request or require pursuant to applicable laws and regulations.

VIII. DURATION AND TERMINATION OF AGREEMENT

8.1 Effective Date; Duration; Continuance. (a) This Agreement shall become effective on January 1, 2020.

(b) Subject to prior termination pursuant to Section 8.2 below, this Agreement shall continue in force until the next annual renewal, and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees or by a vote of a majority of the outstanding voting securities of the Fund, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees who are not “interested persons” (as such term is defined in the

Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

(c) Except to the extent that the Trust has obtained and/or relies upon an exemptive order of the Commission or a no-action letter of the staff of the Commission providing relief from the requirement to obtain shareholder approval of this Agreement, the required shareholder approval of this Agreement or any continuance of this Agreement shall be effective with respect to the Fund if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of the Fund votes to approve this Agreement or its continuance.

8.2 Termination and Assignment. (a) This Agreement may be terminated at any time, upon sixty days’ written notice, without the payment of any penalty, (i) by the Trustees, (ii) by the vote of a majority of the outstanding voting securities of the Fund; (iii) by Manager with the consent of the Trustees, or (iv) by Subadviser.

(b) This Agreement will terminate automatically, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act) or (ii) in the event the Management Contract is terminated for any reason.

8.3 Definitions. The terms “registered investment company,” “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the Investment Company Act as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Securities and Exchange Commission (“Commission”).

IX. REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Representations of the Fund. The Trust, on behalf of the Fund, represents and warrants that:

(i) the Trust is a business trust established pursuant to the laws of the Commonwealth of Massachusetts;

(ii) the Trust is duly registered as an investment company under the Investment Company Act and the Fund is a duly constituted series portfolio thereof;

(iii) the execution, delivery and performance of this Agreement are within the Trust’s powers, have been and remain duly authorized by all necessary action (including without limitation all necessary approvals and other actions required under the Investment Company Act) and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Trust or the Fund;

(iv) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with;

(v) this Agreement constitutes a legal, valid and binding obligation enforceable against the Trust and the Fund in accordance with its terms; and

(vi) the Fund is exempt from registration under the Commodity Exchange Act pursuant to Rule 4.5 of the Commodity Futures Trading Commission (“CFTC”), and the Fund is in compliance with the requirements of CFTC Rule 4.5.

9.2 Representations of the Manager. The Manager represents, warrants and agrees that:

(i) Manager is a Delaware limited liability company established pursuant to the laws of the State of Delaware;

(ii) Manager is duly registered as an “investment adviser” under the Investment Advisers Act of 1940 (“Advisers Act”);

(iii) Manager has been duly appointed by the Trustees and Shareholders of the Fund to provide investment services to the Fund as contemplated by the Management Contract.

(iv) the execution, delivery and performance of this Agreement are within Manager’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Manager;

(v) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

(vi) this Agreement constitutes a legal, valid and binding obligation enforceable against Manager.

9.3 Representations of Subadviser. Subadviser represents, warrants and agrees that:

(i) Subadviser is a Delaware limited liability company established pursuant to the laws of the State of Delaware;

(ii) Subadviser is duly registered as an “investment adviser” under the Advisers Act.

(iii) the execution, delivery and performance of this Agreement are within Subadviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Subadviser;

(iv) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

(v) this Agreement constitutes a legal, valid and binding obligation enforceable against Subadviser.

9.4 Covenants of the Subadviser. (a) Subadviser will promptly notify the Trust and Manager in writing of the occurrence of any event which could have a material impact on the performance of its obligations pursuant to this Agreement, including without limitation:

(i) the occurrence of any event which could disqualify Subadviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the Investment Company Act or otherwise;

(ii) any material change in the Subadviser’s overall business activities that may have a material adverse effect on the Subadviser’s ability to perform under its obligations under this Agreement;

(iii) any event that would constitute a change in control of Subadviser;

(iv) any change in the portfolio manager(s) of the Fund;

(v) any proposed change or change in the representations made by Subadviser concerning the nature of the Subadviser’s business plan; and

(vi) the existence of any pending or threatened audit, investigation, complaint, examination or other inquiry (other than routine regulatory examinations or inspections) relating to the Fund conducted by any state or federal governmental regulatory authority.

(b) Subadviser agrees that it will promptly supply Manager with copies of any material changes to any of the documents provided by Subadviser pursuant to Section 3.1.

X. MISCELLANEOUS PROVISIONS

10.1 Use of Subadviser’s Name. Neither the Trust nor Manager will use the name of Subadviser, or any affiliate of Subadviser, in any prospectus, advertisement sales literature or other communication to the public except in accordance with such policies and procedures as shall be mutually agreed to by the Subadviser and the Manager.

10.2 Use of Trust or Manager’s Name. Subadviser will not use the name of Manager, the Trust or the Fund in any prospectus, advertisement, sales literature or other communication to the public except in accordance with such policies and procedures as shall be mutually agreed to by the Subadviser and the Manager.

10.3 Amendments. This Agreement may be modified by mutual consent of the Manager, the Subadviser and the Fund subject to the provisions of Section 15 of the Investment Company Act, as modified by or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted by, or interpretive releases of, the Commission and applicable no-action letters issued by the staff thereof.

10.4 Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the subject hereof.

10.5 Captions. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of the Agreement.

10.6 Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust, Manager or Subadviser, as the case may be, in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this Section 10.6.

10.7 Severability. Should any portion of this Agreement, for any reason, be held to be void at law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

10.8 Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

10.9 Limitation of Liability. A copy of the Declaration of Trust establishing the Trust, dated September 5, 1984, together with all amendments, is on file in the office of the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is not executed on behalf of any of the Trustees as individuals and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or the Fund, but only the assets belonging to the Fund shall be liable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

FIDELITY SALEM STREET TRUST
on behalf of Fidelity Flex Small Cap Index Fund

	By	/s/Laura M. Del Prato
Laura M. Del Prato President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/Christopher J. Rimmer
Christopher J. Rimmer Treasurer

Geode Capital Management, LLC

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/Jeffrey S. Miller
Jeffrey S. Miller Chief Operating Officer

APPENDIX A

Pursuant to Section 1.6 of the Subadvisory Agreement among Fidelity Salem Street Trust (the “Trust”), on behalf of Fidelity Flex Small Cap Index Fund (the “Fund”), Fidelity Management & Research Company LLC (“Manager”) and Geode Capital Management, LLC (“Subadviser”), Subadviser shall be compensated for the services it performs on behalf of the Fund as follows:

1. Fees Payable by Manager. Manager will pay Subadviser a monthly fee computed at an annual rate of 0.0390% (3.9 basis points) of the average daily net assets of the Fund (computed in the manner set forth in the Trust’s Declaration of Trust) throughout the month, subject to a minimum annual payment of $100,000.

Subadviser’s fee shall be computed monthly, and within twelve business days of the end of each calendar month, Manager shall transmit to Subadviser the fee for the previous month. Payment shall be made in federal funds wired to a bank account designated by Subadviser. If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

Subadviser agrees to look exclusively to Manager, and not to any assets of the Trust or the Fund, for the payment of Subadviser’s fees arising under this Paragraph 1.